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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-224745

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities nor does it solicit offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, Dated January 29, 2019

Prospectus Supplement
(To Prospectus dated May 8, 2018)

24,859,750 Shares

Common Stock

        A subsidiary of BNP Paribas ("BNPP") is offering 24,859,750 shares of common stock of First Hawaiian, Inc. We will not receive any of the proceeds from the sale of shares by the BNPP selling stockholder.

        Following completion of this offering, BNPP (through the BNPP selling stockholder) will have fully exited its stake in our common stock.

        Our common stock is listed on the NASDAQ Global Select Market ("NASDAQ") under the symbol "FHB". The last reported sale price of our common stock on NASDAQ on January 29, 2019 was $26.65 per share.

        Shares of our common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation ("FDIC") or any other government agency.

        Investing in our common stock involves risk. See "Risk Factors" beginning on page S-8 of this prospectus supplement and the risk factors described in the documents that we file with the Securities and Exchange Commission that are incorporated herein by reference for a discussion of certain risks you should consider before deciding to invest in our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The underwriter has agreed to purchase the shares of our common stock at a price of $            per share, which will result in approximately $            of total proceeds to the BNPP selling stockholder before expenses. The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on NASDAQ, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to its right to reject any order in whole or in part. We have agreed to reimburse the underwriter for certain expenses in connection with this offering. See "Underwriting".

        The underwriter expects to deliver the shares against payment on or about                        , 2019.

Sole Book-Running Manager

J.P. Morgan

Prospectus Supplement, dated                , 2019

Prospectus Supplement

Prospectus

        Unless we state otherwise or the context otherwise requires, references in this prospectus supplement to:

  •
  "we", "our", "us", "First Hawaiian", "FHI" and our "company" refer to First Hawaiian, Inc., a Delaware corporation, and its consolidated subsidiaries, which include only First Hawaiian Bank and its subsidiaries, and references to "First Hawaiian, Inc." refer to First Hawaiian, Inc. on a stand-alone basis;

  •
  the "Bank" and "First Hawaiian Bank" refer to First Hawaiian Bank, a Hawaii state-chartered bank;

  •
  "BNPP" refers to BNP Paribas, a French public company and the indirect owner of 100% of the outstanding common stock of the BNPP selling stockholder;

  •
  "BNPP selling stockholder" or "BWC" refers to BancWest Corporation, a Delaware corporation that directly owns approximately 18.4% of our outstanding shares of common stock as of the

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    date of this prospectus supplement; BNPP indirectly owns 100% of the outstanding common stock of BWC;

  •
  "Federal Reserve" refers to the Board of Governors of the Federal Reserve System;

  •
  "fiscal year" refers to our fiscal year, which is based on a twelve-month period ending December 31 of each year (e.g., fiscal year 2017 refers to the twelve-month period ending December 31, 2017);

  •
  "Non-Control Date" refers to the date BNPP ceases to control us for purposes of the U.S. Bank Holding Company Act of 1956, as amended (the "BHC Act"), as provided for in a written determination from the Federal Reserve to BNPP or as provided for in a written notice by BNPP to FHI to such effect;

  •
  "underwriter" shall mean either the singular or plural as the context requires; and

  •
  "U.S. GAAP" or "GAAP" refers to generally accepted accounting principles in the United States.

        We, BNPP and the BNPP selling stockholder have not authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus, any amendment or supplement to this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, BNPP and the BNPP selling stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and BNPP and the BNPP selling stockholder are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date hereof or thereof. This prospectus supplement and the accompanying prospectus include references to information contained on, or that can be accessed through, our website at www.fhb.com. Information contained on, or that can be accessed through our website, is not part of, and is not incorporated into, this prospectus supplement.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement supplements the accompanying prospectus, dated May 8, 2018, and describes the specific terms of this offering. The accompanying prospectus describes more general information regarding First Hawaiian's common stock. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3, that we filed with the Securities and Exchange Commission ("SEC") using the SEC's shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein and therein as described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement and the accompanying prospectus.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. The information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein is only accurate as of their respective dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference into this prospectus supplement or the accompanying prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as "may", "might", "should", "could", "predict", "potential", "believe", "expect", "continue", "will", "anticipate", "seek", "estimate", "intend", "plan", "projection", "would", "annualized" and "outlook", or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements, including the preliminary financial results and statements relating to the estimated 2019 earnings accretion and payback period of the loss in connection with the restructuring transaction described herein, included in, or incorporated by reference into, this prospectus supplement, are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

        A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including those factors identified in "Risk Factors" in Item 1.A. Risk Factors of our 2017 Annual Report (as defined below), which is incorporated by reference herein, and include the following: the geographic concentration of our business; current and future economic and market conditions in the United States generally or in Hawaii, Guam and Saipan in particular; the effect of the current low interest rate environment or changes in interest rates on our business, including our net interest income, net interest margin, the fair value of our investment securities, and our mortgage loan originations, mortgage servicing rights and mortgage loans held for sale; our inability to receive dividends from the Bank, pay dividends to our common stockholders and satisfy obligations as they become due; the effects of geopolitical instability, including war, terrorist attacks, pandemics and man-made and natural disasters; our ability to maintain the Bank's reputation; our ability to attract and retain skilled employees or changes in our management personnel; our ability to effectively compete with other financial services companies and the effects of competition in the

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financial services industry on our business; our ability to successfully develop and commercialize new or enhanced products and services; changes in the demand for our products and services; the effectiveness of our risk management and internal disclosure controls and procedures; any failure or interruption of our information and communications systems; our ability to identify and address cybersecurity risks; the effect of a material breach of, or disruption to, the security of any of our or our vendors' systems; the failure to properly use and protect our customer and employee information and data; our ability to keep pace with technological changes; our ability to attract and retain customer deposits; the effects of problems encountered by other financial institutions; our access to sources of liquidity and capital to address our liquidity needs; fluctuations in the fair value of our assets and liabilities and off-balance sheet exposures; the effects of the failure of any component of our business infrastructure provided by a third party; the impact of, and changes in, applicable laws, regulations and accounting standards and policies, including the enactment of the Tax Cuts and Jobs Act (Public Law 115-97) on December 22, 2017; possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations; our likelihood of success in, and the impact of, litigation or regulatory actions; market perceptions associated with our separation from BNPP and other aspects of our business; contingent liabilities and unexpected tax liabilities that may be applicable to us as a result of the transactions related to our initial public offering and separation from BNPP, as discussed in our 2017 Annual Report (as defined below); the effect of BNPP's beneficial ownership of our outstanding common stock and the control it retains over our business; our ability to retain service providers to perform oversight or control functions or services that have otherwise been performed in the past by affiliates of BNPP; the costs of operating as a stand-alone public company; our ability to meet our obligations as a public company, including our obligations under Section 404 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"); the fact that we are no longer an "emerging growth company" and the reduced disclosure requirements applicable to emerging growth companies no longer apply to us; and damage to our reputation from any of the factors described above.

        The foregoing factors should not be considered an exhaustive list and should be read together with the other cautionary statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 (our "2017 Annual Report"). If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

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SUMMARY

        This summary should be read together with this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus, which are described under "Where You Can Find More Information", including the section entitled "Risk Factors" below and "Item 1A. Risk Factors" of our 2017 Annual Report.

Common stock offered by the BNPP selling stockholder in this offering	24,859,750 shares.
Common stock to be outstanding immediately after this offering	134,874,302 shares.
Common stock owned by the BNPP selling stockholder immediately after this offering	Upon the completion of this offering, BNPP (through the BNPP selling stockholder) will have fully exited its stake in our common stock.
Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock being sold in this offering. All of the shares in this offering are being sold by the BNPP selling stockholder.
Voting rights
Each holder of our common stock will be entitled to one vote per share on all matters on which our stockholders generally are entitled to vote. See "Description of Capital Stock" in the accompanying prospectus.
Dividend policy
On January 23, 2019, our board of directors declared a cash dividend of $0.26 per share on our outstanding shares that will be payable on March 8, 2019 to stockholders of record at the close of business on February 25, 2019.

The declaration of all future dividends, if any, will be at the discretion of our board of directors and will depend on many factors, including the financial condition, earnings and liquidity requirements of our company and First Hawaiian Bank, regulatory constraints, corporate law and contractual restrictions, and any other factors that our board of directors deems relevant in making such a determination. Our ability to pay dividends is subject to restrictions under applicable banking laws and regulations. In addition, dividends from First Hawaiian Bank are the principal source of funds for the payment of dividends on our stock. The Bank is subject to certain restrictions under banking laws and regulations that may limit its ability to pay dividends to us. Therefore, there can be no assurance that we will pay any dividends to holders of our stock, or as to the amount of any such dividends. See "Dividend Policy and Dividends" for more information.
Preemptive rights	Purchasers of our common stock sold in this offering will not have any preemptive rights. See "Description of Capital Stock" in the accompanying prospectus.

Listing	Our common stock is listed on NASDAQ.
Ticker symbol	"FHB".
Risk Factors
Investing in our common stock involves significant risks. You should carefully consider all of the information contained, or incorporated by reference, in this prospectus supplement prior to investing in shares of our common stock. In particular, we urge you to carefully consider the information contained in the "Risk Factors" section beginning on page S-3 of this prospectus supplement and any risk factors described in the documents that we file with the SEC that are incorporated by reference herein, for a discussion of risks and uncertainties relating to us, our business and an investment in our common stock.

        Unless otherwise noted, the number of shares of our common stock outstanding noted herein is as of December 31, 2018, and excludes 5,304,557 shares of our common stock reserved for issuance under our equity incentive and employee stock purchase plans. The shares of our common stock reserved for issuance includes outstanding awards under our equity incentive plans, and, as of the date of this prospectus supplement, the number of shares underlying these outstanding awards includes:

  •
  35,112 shares of our common stock underlying a grant of performance share units to certain key employees, including certain of our named executive officers, in connection with our initial public offering completed in August 2016. The performance share units vest in three equal annual installments, the first and second of which have already vested and is not included in the number of shares noted above, on each of the first three anniversaries of the date of our initial public offering, subject to continued employment and achievement of specified performance criterion;

  •
  195,670 shares of our common stock underlying performance share unit awards granted under the First Hawaiian, Inc. Long Term Incentive Plan for the 2016-2018 performance period to certain of our employees. These performance share units will cliff vest within 60 days following the end of the 2016-2018 performance period;

  •
  192,188 shares of our common stock underlying performance share unit awards granted under the First Hawaiian, Inc. Long Term Incentive Plan for the 2017-2019 performance period to certain of our employees. These performance share units will cliff vest within 60 days following the end of the 2017-2019 performance period;

  •
  280,043 shares of our common stock underlying performance share unit awards granted under the First Hawaiian, Inc. Long Term Incentive Plan for the 2018-2020 performance period to certain of our employees. These performance share units will cliff vest within 60 days following the end of the 2018-2020 performance period;

  •
  11,799 shares of our common stock underlying the restricted stock units granted to our non-employee directors. These restricted stock units will vest and settle in one year from the date of grant; and

  •
  36,962 shares of our common stock underlying restricted stock units granted to new employees. These restricted stock units will vest in three equal annual installments on each of the three anniversaries of the date of grant.

 Recent Developments

        The following unaudited financial information for the quarter and year ended December 31, 2018 is based on preliminary information and remains subject to the completion of the review of our financial statements, as well as our consideration of subsequent events. Our actual results may differ from the preliminary results reported below. We do not intend to update or otherwise revise this preliminary financial information other than through the release of our annual report for the year ended December 31, 2018. These preliminary results should be read in conjunction with the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our 2017 Annual Report, which is incorporated by reference into this prospectus supplement, and our financial statements and related notes thereto that are incorporated by reference into this prospectus supplement. For additional information related to our preliminary results, see "Annex A—Preliminary Unaudited Consolidated Financial Data".

        Our net income was $60.0 million, or $0.44 per diluted share, for the quarter ended December 31, 2018, as compared to $67.4 million, or $0.50 per diluted share, for the quarter ended September 30, 2018, and $11.7 million, or $0.08 per diluted share, for the quarter ended December 31, 2017. Our core net income(1) was $77.9 million, or $0.58 per diluted share, for the quarter ended December 31, 2018, as compared to $70.8 million, or $0.52 per diluted share, for the quarter ended September 30, 2018, and $59.2 million, or $0.42 per diluted share, for the quarter ended December 31, 2017.

        Our net income was $264.4 million, or $1.93 per diluted share, for the year ended December 31, 2018, as compared to net income of $183.7 million, or $1.32 per diluted share, for the year ended December 31, 2017. Our core net income was $286.7 million, or $2.09 per diluted share, for the year ended December 31, 2018, as compared to core net income of $230.4 million, or $1.65 per diluted share, for the year ended December 31, 2017.

        On January 23, 2019, our Board of Directors declared a quarterly cash dividend of $0.26 per share, an increase of $0.02 per share from the dividend paid in December 2018. The dividend will be payable on March 8, 2019 to shareholders of record at the close of business on February 25, 2019.

        Our preliminary results for the quarter and year ended December 31, 2018 were highlighted by the following:

Earnings

  •
  Net interest income for the quarter ended December 31, 2018 was $144.0 million, an increase of $2.7 million compared to $141.3 million for the quarter ended September 30, 2018, and an increase of $9.1 million compared to $134.9 million for the quarter ended December 31, 2017. The increase in net interest income compared to the third quarter of 2018 and fourth quarter of 2017 was due to higher average balances and yields on loans, higher yields on investment securities and lower average balances of time deposits, partially offset by higher rates on deposits, lower average balances of interest-bearing deposits in other banks and investment securities, and higher average balances of borrowings. Net interest income in the quarter ended December 31, 2018 included the benefit from a $1.1 million premium amortization adjustment related to the investment securities. Net interest income for the full year 2018 was $566.3 million compared to $528.8 million for 2017. The increase in net interest income was primarily attributable to higher average balances and yields on loans, higher yields on investment securities and interest-bearing deposits in other banks, and lower average balances of time deposits,

(1)
Core net income is a non-GAAP measure. For more information on this measure, including a reconciliation to the most directly comparable GAAP measure, see "Use of Non-GAAP Financial Measures" below.

    partially offset by higher rates on deposits, lower average balances of interest-bearing deposits in other banks and investment securities, and higher average balances of borrowings.

  •
  Net interest margin was 3.23%, 3.11% and 2.99%, for the quarters ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively.

  •
  Results for the quarter ended December 31, 2018 included a provision for credit losses of $5.8 million compared to $4.5 million in the quarter ended September 30, 2018 and $5.1 million in the quarter ended December 31, 2017. The provision for credit losses for the full year of 2018 was $22.2 million, compared to $18.5 million in 2017.

  •
  Noninterest income was $33.1 million in the quarter ended December 31, 2018, a decrease of $14.3 million compared to noninterest income of $47.4 million in the quarter ended September 30, 2018 and a decrease of $21.2 million compared to noninterest income of $54.3 million in the quarter ended December 31, 2017. The decrease in noninterest income compared to the prior quarter was due to the $24.1 million other than temporary impairment ("OTTI") losses on available-for-sale securities recognized as part of the investment portfolio restructuring and $2.6 million lower income from bank-owned life insurance ("BOLI"), partially offset by $11.1 million higher other noninterest income. The increase in other noninterest income versus the prior quarter was primarily due to a $7.6 million mark-to-market adjustment associated with maturing cash flow hedges, $1.7 million higher swap fee income and $1.5 million related to intercompany taxes. The decrease in noninterest income compared to the fourth quarter of 2017 was primarily due to the $24.1 million OTTI losses on available-for-sale securities and $1.6 million lower BOLI income, partially offset by $1.7 million higher other income, $1.4 million higher other service charges and fees and $1.2 million higher credit and debit card fees. Other noninterest income in the fourth quarter of 2017 included a $4.3 million gain on sale of a bank property and $3.7 million related to intercompany taxes. Noninterest income for full year 2018 was $179.0 million compared to $205.6 million for 2017. The $26.6 million lower noninterest income in 2018 compared to 2017 was primarily due to the $24.1 million OTTI losses on available-for-sale securities, $4.1 million lower BOLI income, $3.8 million lower service charges on deposit accounts and $1.4 million lower other noninterest income, partially offset by $4.3 million higher other service charges and fees and $1.7 million higher credit and debit card fees.

  •
  Noninterest expense was $89.4 million for the quarter ended December 31, 2018, a decrease of $3.8 million from $93.1 million in the quarter ended September 30, 2018, and essentially unchanged from $89.9 million in the quarter ended December 31, 2017. The third quarter of 2018 included an expense of $4.1 million in connection with an agreement in principle to resolve a class action suit regarding overdraft fees. Excluding the legal expense in the third quarter, noninterest expenses in the fourth quarter of 2018 were essentially flat compared to the prior quarter. Noninterest expense for full year 2018 was $365.0 million compared to $347.6 million in 2017, an increase of $17.4 million, primarily due to $4.8 million higher other expense, which includes the $4.1 million legal expense in the third quarter of 2018, $4.8 million higher contracted services and professional fees, $4.1 million higher salaries and employee benefits and $3.8 million higher occupancy expenses.

  •
  The efficiency ratio was 50.5%, 49.4% and 47.5% for the quarters ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively. Core efficiency ratio(2) was 44.2%, 46.9% and 46.4% for the quarters ended December 31, 2018, September 30, 2018 and

(2)
Core efficiency ratio is a non-GAAP measure. For more information on this measure, including a reconciliation to the most directly comparable GAAP measure, see "Use of Non-GAAP Financial Measures" below.

    December 31, 2017, respectively. The efficiency ratio for full year 2018 was 49.0% compared to 47.3% in 2017. Core efficiency ratio for full year 2018 was 46.6% compared to 47.0% in 2017.

  •
  The effective tax rate for the fourth quarter of 2018 was 26.8% compared with 26.0% in the previous quarter and 87.6% percent in the same quarter last year. The provision for taxes in the fourth quarter of 2018 includes $1.5 million expense for intercompany taxes. The provision for taxes in the fourth quarter of 2017 included a $47.6 million charge due to the revaluation of certain tax-related assets at the projected lower corporate tax rate resulting from the Tax Cuts and Jobs Act. The effective tax rate for the full year 2018 was 26.2% compared with 50.1% in 2017.

Balance Sheet

  •
  Total assets were $20.7 billion at December 31, 2018, compared to $20.0 billion at September 30, 2018 and $20.5 billion at December 31, 2017.

  •
  The investment securities portfolio was $4.5 billion at December 31, 2018, compared to $4.6 billion at September 30, 2018 and $5.2 billion at December 31, 2017.

  •
  Total loans and leases were $13.1 billion at December 31, 2018, up $475.7 million, or 3.8%, from $12.6 billion at September 30, 2018 and up $798.8 million, or 6.5%, from $12.3 billion at December 31, 2017. The growth in loans and leases in the most recent quarter was due to increases in commercial and industrial ("C&I") loans of $239.5 million, residential real estate loans of $104.0 million, commercial real estate loans of $99.0 million, home equity loans of $22.1 million, construction loans of $14.0 million and consumer loans of $10.6 million, slightly offset by a $13.5 million decline in lease financing. Compared to December 31, 2017, the growth in loans and leases was due to increases in commercial real estate loans of $323.2 million, residential real estate loans of $300.5 million, consumer loans of $76.0 million, C&I loans of $73.5 million and home equity loans of $49.1 million, partially offset by a $17.3 million decrease in lease financing and $6.2 million decrease in construction loans.

  •
  Total deposits were $17.2 billion at December 31, 2018, an increase of $460.8 million, or 2.8%, from $16.7 billion at September 30, 2018, and a decrease of $462.1 million, or 2.6%, compared to $17.6 billion at December 31, 2017. The increase in deposits in the fourth quarter of 2018 included about $400.0 million of temporary, surge deposits that came in late in the quarter and is net of the $174.0 million reduction in public time deposits. The decrease in deposit balances compared to December 31, 2017 was due to the reduction of public time deposit balances by approximately $960 million in 2018.

Asset Quality

  •
  The Company's asset quality remained excellent during the fourth quarter of 2018. Total non-performing assets were $7.3 million, or 0.06% of total loans and leases and other real estate owned, at December 31, 2018, compared to non-performing assets of $11.3 million, or 0.09% of total loans and leases and other real estate owned, at September 30, 2018 and non-performing assets of $10.2 million, or 0.08% of total loans and leases and other real estate owned, at December 31, 2017.

  •
  Net charge offs for the quarter ended December 31, 2018 were $5.3 million, or 0.16% of average loans and leases on an annualized basis, compared to $3.8 million, or 0.12% of average loans and leases on an annualized basis for the quarter ended September 30, 2018 and $5.2 million, or 0.17% of average loans and leases on an annualized basis for the quarter ended December 31, 2017. Net charge-offs for the full year 2018 were $17.7 million, or 0.14% of average loans and leases, compared to net charge-offs of $16.7 million, or 0.14% of average loans and leases, in 2017.

  •
  The ratio of the allowance for loan and lease losses to total loans and leases was 1.08% at December 31, 2018 compared to 1.12% at September 30, 2018 and 1.12% at December 31, 2017.

Capital

  •
  Total stockholders' equity was $2.5 billion at December 31, 2018, compared to $2.4 billion at September 30, 2018 and $2.5 billion at December 31, 2017.

  •
  The tier 1 leverage, common equity tier 1 and total capital ratios were 8.72%, 11.97% and 12.99%, respectively, at December 31, 2018, compared with 8.42%, 12.09% and 13.14% at September 30, 2018 and 8.52%, 12.45% and 13.50% at December 31, 2017.

Use of Non-GAAP Financial Measures

        We present core net income and core efficiency ratio on an adjusted, or "core," basis, each a non-GAAP financial measure. For more information on these measures, see "Use of Non-GAAP Financial Measures" in "Annex A—Preliminary Unaudited Consolidated Financial Data".

        The following tables reconcile core net income to the corresponding GAAP measure for the periods presented:

GAAP to Non-GAAP Reconciliation

				For the Year Ended
	For the Three Months Ended
				December 31,
	December 31, 2018	September 30, 2018	December 31, 2017
(dollars in thousands, except per share amounts)				2018	2017
Net income	$59,995	$67,388	$11,684	$264,394	$183,682
OTTI losses on available-for-sale debt securities	24,085	—	—	24,085	—
Gains on sale of real estate	—	—	(4,255)	—	(6,922)
Loss on litigation settlement(1)	—	4,125	—	4,125	—
One-time noninterest expense items(2)	435	511	4,073	2,267	5,457
Tax reform bill	—	—	47,598	—	47,598
Tax adjustments(3)	(6,601)	(1,206)	63	(8,160)	551

Total core adjustments	17,919	3,430	47,479	22,317	46,684

Core net income (non-GAAP)	$77,914	$70,818	$59,163	$286,711	$230,366

Basic earnings per share	$0.44	$0.50	$0.08	$1.93	$1.32

Diluted earnings per share	$0.44	$0.50	$0.08	$1.93	$1.32

Core basic earnings per share (non-GAAP)	$0.58	$0.52	$0.42	$2.09	$1.65

Core diluted earnings per share (non-GAAP)	$0.58	$0.52	$0.42	$2.09	$1.65

Efficiency ratio	50.45%	49.36%	47.47%	48.96%	47.32%
Core efficiency ratio (non-GAAP)	44.19%	46.90%	46.36%	46.59%	47.02%
Basic weighted-average outstanding shares	134,874,277	135,466,669	139,588,782	136,945,134	139,560,305
Diluted weighted-average outstanding shares	135,100,162	135,675,498	139,698,674	137,111,420	139,656,993

(1)
The Company reached an agreement in principle to resolve a putative class action lawsuit alleging that the Bank improperly charged certain overdraft fees. In connection with the anticipated settlement agreement, the Company recorded an expense of approximately $4.1 million during the three months ended September 30, 2018 and during the year ended December 31, 2018.

(2)
One-time items for the year ended December 31, 2018 included the loss on our funding swap as a result of a decrease in the conversion rate of our Visa Class B restricted shares sold in 2016. One-time items for all periods disclosed included public offering related costs.

(3)
Represents the adjustments to net income, tax effected at the Company's effective tax rate for the respective period, exclusive of one-time Tax Cuts and Jobs Act expense.

RISK FACTORS

        Investing in our common stock involves a significant degree of risk and uncertainty. Before investing in our common stock, you should carefully consider the risks and uncertainties described below and in our 2017 Annual Report, in addition to the other information contained in, or incorporated by reference into, this prospectus supplement. Any of such risks, as well as risks that we do not know or currently deem immaterial, could have a material adverse effect on our business, financial condition or results of operations. As a result, the trading price of our common stock could decline, and you could lose some or all of your investment.

Our stock price may be volatile, and you could lose part or all of your investment as a result.

        Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price may fluctuate significantly in response to a variety of factors including, among other things:

  •
  actual or anticipated variations in our quarterly results of operations;

  •
  recommendations or research reports about us or the financial services industry in general published by securities analysts;

  •
  the failure of securities analysts to cover, or continue to cover, us;

  •
  operating and stock price performance of other companies that investors deem comparable to us;

  •
  news reports relating to trends, concerns and other issues in the financial services industry;

  •
  perceptions in the marketplace regarding us, our competitors or other financial institutions;

  •
  future sales of our common stock;

  •
  departure of our management team or other key personnel;

  •
  new technology used, or services offered, by competitors;

  •
  significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

  •
  changes or proposed changes in laws or regulations, or differing interpretations thereof affecting our business, or enforcement of these laws and regulations;

  •
  litigation and governmental investigations; and

  •
  geopolitical conditions such as acts or threats of terrorism or military conflicts.

        If any of the foregoing occurs, it could cause our stock price to fall and may expose us to litigation that, even if our defense is successful, could distract our management and be costly to defend. General market fluctuations, industry factors and general economic and political conditions and events—such as economic slowdowns or recessions, interest rate changes or credit loss trends—could also cause our stock price to decrease regardless of operating results.

BNPP will continue to have significant influence over us until the Non-Control Date, and its interests may conflict with ours or yours in the future.

        BNPP beneficially owns approximately 18.4% of our common stock prior to this offering. As a result, as of the date of this prospectus supplement, BNPP continues to have significant influence over us. Following the completion of this offering of 24,859,750 shares of our common stock, BNPP (through the BNPP selling stockholder) will have fully exited its stake in our common stock. Going forward, BNPP's degree of control over us will depend on, among other things, its ability to exercise certain rights under the terms of the Stockholder Agreement (as defined below). As long as we continue to be controlled by BNPP for purposes of the BHC Act, we will continue to be subject to the regulatory supervision applicable to BNPP and companies under its control, including enhanced regulations in France, the United States and the other markets in which BNPP operates that apply to BNPP because it is a "global systemically important financial institution".

        Under the terms of the Stockholder Agreement that we entered into with BNPP in connection with our initial public offering (as amended to date, the "Stockholder Agreement"), BNPP is entitled to designate nominees for election to our board of directors and make certain appointments to committees of our board until the Non-Control Date. In accordance with the terms of the Stockholder Agreement, as of the date of this prospectus supplement, BNPP is entitled to designate two nominees for election to our board of directors. In connection with, and no later than promptly following, the Non-Control Date, BNPP is required to cause the two directors that it has designated to our board to resign. These directors are currently Michel Vial and Gérard Gil. Assuming the occurrence of the Non-Control Date, following the resignation of such directors, we expect that our board of directors will appoint two directors, each of whom would possess the characteristics and experience the board deems necessary to serve as a member of our board of directors. In addition, under the terms of the Stockholder Agreement, BNPP will also retain certain approval rights until the Non-Control Date (unless earlier waived), including approval rights relating to the declaration or payment of dividends and certain other matters.

        We expect BNPP to cease to control us for purposes of the BHC Act and the Non-Control Date to occur soon after the completion of this offering, but it is possible that BNPP will continue to control us for some period of time following the offering. It is possible that the Non-Control Date could be delayed or may not occur at all.

        BNPP's interests may differ from our interests or those of our stockholders, and BNPP may affect the management of our business or may not exercise its consent rights in a manner favorable to our stockholders. Accordingly, BNPP's control over us and the consequences of such control could have a material adverse effect on our business and business prospects and negatively impact the trading price of our common stock.

Until the completion of a transition period following the completion of our May 2018 offering, we will not be subject to all of the corporate governance requirements of NASDAQ.

        Following completion of the offering by the BNPP selling stockholder of shares of our common stock completed on May 10, 2018, we ceased to be a "controlled company" within the meaning of the corporate governance listing standards of NASDAQ because BNPP ceased to own more than 50% of our outstanding common stock. Prior to such date, as a "controlled company", we elected not to comply with certain corporate governance requirements of NASDAQ following our initial public offering. Under the rules of NASDAQ, in order for our shares to remain listed on NASDAQ upon ceasing to qualify as a controlled company, we are required to comply fully with all NASDAQ corporate governance requirements, including having only independent directors on our corporate governance and nominating committee and compensation committee, within a one-year transition period. As of the date of this prospectus supplement, a majority of the members on our corporate governance and nominating committee and compensation committee are independent under NASDAQ independence requirements, but neither such committee consists entirely of independent directors. As a result, you currently do not have certain of the protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ and may not for up to one year following May 10, 2018.

Future sales and issuances of our common stock, including as part of our equity-based compensation plans, could result in dilution of the percentage ownership of our stockholders and could lower our stock price.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or from the perception that such sales could occur. These sales, or the possibility that these sales may occur, also may make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate. As of December 31, 2018, we had a total of 134,874,302 outstanding shares of common stock. Of the outstanding shares, the 24,859,750 shares sold in this offering, the 20,000,000 shares sold in our September 2018 offering, the 20,000,000 shares sold in our August 2018 offering, the 16,830,000 shares sold in our May 2018 offering, the 28,750,000 shares sold in our February 2017 offering and the 24,250,000 shares sold in our initial public offering generally will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act").

        We have agreed with the underwriter not to offer, pledge, sell or otherwise dispose of or hedge any shares of our common stock, subject to certain exceptions, for the 60-day period following the date of this prospectus supplement, without the prior consent of the underwriter. BNPP, the BNPP selling stockholder and our executive officers and directors have entered into similar lock-up agreements with the underwriter. The underwriter may, at any time, release us, BNPP, the BNPP selling stockholder or any of our executive officers or directors from this lock-up agreement and allow us to sell shares of our common stock within this 60-day period.

        Upon the expiration of the lock-up agreements described above, all of such shares will be eligible for resale in a public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144 of the Securities Act or registration under the Securities Act. BNPP is now considered an affiliate based on its beneficial ownership of our common stock, as well as its rights under the Stockholder Agreement.

        We cannot predict the size of future issuances or sales of our common stock or the effect, if any, that future issuances or sales of shares of our common stock may have on the market price of our common stock. Sales or distributions of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of common stock being sold in this offering. All of the shares in this offering are being sold by the BNPP selling stockholder. See "The BNPP Selling Stockholder". All proceeds from the sale of these shares will be received by the BNPP selling stockholder, a subsidiary of BNPP.

 DIVIDEND POLICY AND DIVIDENDS

        On January 23, 2019, our board of directors declared a cash dividend of $0.26 per share on our outstanding shares that will be payable on March 8, 2019 to stockholders of record at the close of business on February 25, 2019.

        Although we expect to pay dividends according to our dividend policy, we may elect not to pay dividends. Any future declarations of dividends will be at the discretion of our board of directors. In determining the amount of any future dividends, our board of directors will take into account: (i) our financial results; (ii) our available cash, as well as anticipated cash requirements (including debt servicing); (iii) our capital requirements and the capital requirements of our subsidiaries (including the Bank); (iv) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by the Bank to us; (v) general economic and business conditions; and (vi) any other factors that our board of directors may deem relevant. Therefore, there can be no assurance that we will pay any dividends to holders of our stock, or as to the amount of any such dividends. See "Risk Factors—Risks Related to the Regulatory Oversight of Our Business—We may not pay dividends on our common stock in the future" in "Item 1A. Risk Factors" of our 2017 Annual Report and "Material U.S. Federal Tax Considerations for Non-U.S. Holders of Our Common Stock—Dividends" in this prospectus supplement.

        Our ability to declare and pay dividends on our stock is also subject to numerous limitations applicable to banks and bank holding companies under federal and state banking laws, regulations and policies. Federal bank regulators are authorized to determine under certain circumstances relating to the financial condition of a bank holding company or a bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

        In addition, under the Delaware General Corporation Law, we may only pay dividends from legally available surplus or, if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Surplus is generally defined as the excess of the fair value of our total assets over the sum of the fair value of our total liabilities plus the aggregate par value of our issued and outstanding capital stock.

        Because we are a holding company and do not engage directly in other business activities of a material nature, our ability to pay dividends on our stock depends primarily upon our receipt of dividends from the Bank, the payment of which is subject to numerous limitations under federal and state banking laws, regulations and policies. In general, under Hawaii law, dividends from the Bank may not exceed the Bank's retained earnings provided that the Bank will, after the dividend, have the minimum paid-in capital and surplus required under Hawaii law for a bank which has trust operations, which is $6.5 million. Hawaii law also effectively restricts a bank from paying a dividend, or the amount of the dividend, unless that bank's capital and surplus is $6.5 million multiplied by 133%, which is $8.6 million. Hawaii banking regulators are also authorized to determine that the payment of a dividend by the Bank would be an unsafe and unsound practice and prohibit the payment thereof. Under the Hawaii Business Corporation Act, which is generally applicable to Hawaii chartered banks, a dividend or other distribution may not be made if the Bank would not be able to pay its debts as they become due in the ordinary course of business or if its total assets would be less than the sum of its total liabilities and the amounts that would be needed to satisfy stockholders with preferential rights of distribution. Moreover, under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividends if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, the federal bank regulatory agencies have issued policy statements providing that FDIC-insured depository institutions and their holding companies should generally pay dividends only out of their current operating earnings. See "Item 1. Business—Supervision and Regulation—Dividends" of our 2017 Annual Report for more information on federal and state banking laws, regulations and policies limiting our and the Bank's ability to declare and pay dividends.

        We may consider share repurchases in the future to supplement our dividend policy. Any share repurchases we may wish to undertake in the future must be approved by our board of directors and would be subject to the receipt of any required regulatory approvals.

        The current and future dividend policy of the Bank is also subject to the discretion of its board of directors. The Bank is not obligated to pay dividends to us. For additional information, see "Risk Factors—Risks Related to Our Business—Our liquidity is dependent on dividends from First Hawaiian Bank" and "Risk Factors—Risks Related to the Regulatory Oversight of Our Business—We may not pay dividends on our common stock in the future" in "Item 1A. Risk Factors" of our 2017 Annual Report, which is incorporated by reference into this prospectus supplement.

        The following sets forth the dividends that our board of directors has declared on our common stock since our initial public offering in August 2016:

Record Date	Payable Date	Amount Per Share
February 25, 2019	March 8, 2019	$0.26
November 26, 2018	December 7, 2018	$0.24
August 27, 2018	September 7, 2018	$0.24
May 29, 2018	June 8, 2018	$0.24
February 26, 2018	March 9, 2018	$0.24
November 27, 2017	December 8, 2017	$0.22
August 28, 2017	September 8, 2017	$0.22
May 30, 2017	June 9, 2017	$0.22
February 27, 2017	March 10, 2017	$0.22
November 28, 2016	December 9, 2016	$0.20

OUR COMMON STOCK

        Our common stock has been listed on NASDAQ under the symbol "FHB" since August 4, 2016.

        On January 29, 2019, the last reported sale price for our common stock on NASDAQ was $26.65 per share. As of December 31, 2018, there were approximately 23 stockholders of record of our common stock. These figures do not reflect the beneficial ownership of shares held in nominee name, nor do they include holders of any restricted stock units.

 THE BNPP SELLING STOCKHOLDER

        The BNPP selling stockholder is selling shares of our common stock in this offering. Following completion of this offering, BNPP (through the BNPP selling stockholder) will no longer own any of our outstanding common stock. The following table presents information as of the date of this prospectus supplement, regarding the beneficial ownership of our common stock by the BNPP selling stockholder.

	Shares of Common Stock Beneficially Owned Before the Completion of the Offering		Shares Being Sold by Stockholder in the Offering	Shares of Common Stock Beneficially Owned After Completion of the Offering
Name and Address of Selling Stockholder	Number of Shares	Percentage of Class	Number of Shares	Number of Shares	Percentage of Class
BNPP(1)	24,859,750	18.4%	24,859,750	—	—

(1)
BNPP, as the ultimate parent of the BNPP selling stockholder, beneficially owns all shares of our common stock owned of record by the BNPP selling stockholder prior to the completion of this offering. BNPP's investment decisions are made by its board of directors. BNPP is a public company with shares listed on the Euronext Paris exchange. The address of BNPP is 16 Boulevard des Italiens, 75009 Paris (France).

 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

        This section summarizes the material United States federal income and estate tax consequences of the ownership and disposition of shares of our common stock by a non-U.S. holder (as defined below). It applies to you only if you acquire your shares of common stock in this offering and you hold the shares of common stock as capital assets for United States federal income tax purposes. You are a "non-U.S. holder" if you are, for United States federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income regardless of its source.

        This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, "controlled foreign corporation", "passive foreign investment company" or a partnership or other pass-through entity for United States federal income tax purposes). This section is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

        If a partnership holds the shares of our common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of our common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our common stock.

        You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of shares of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

        Except as described below, if you are a non-U.S. holder of shares of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. In addition, even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

  •
  a valid Internal Revenue Service Form W-8BEN, W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury Department regulations.

        If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

        If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

  •
  you are a non-United States person; and

  •
  the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

        "Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

        If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

        If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of shares of our common stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

  •
  you are an individual, you hold the shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

  •
  (i) we are or have been a United States real property holding corporation for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and your holding period for the shares of our common stock (the "relevant period"), (ii) assuming our common stock is regularly traded on an established securities market during the calendar year in which the sale occurs, you held (directly, indirectly or constructively) more than 5% of our common stock at any time during the relevant period, and (iii) you are not eligible for any treaty exemption.

        If you are a non-U.S. holder and the gain from the disposition of shares of our common stock is effectively connected with your conduct of a trade or business in the United States (and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis), you will be subject to tax on the net gain derived from the sale at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, such "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are a non-U.S. holder described in the second bullet point immediately above, you will be subject to a flat 30% tax or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate, on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

        We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

        Shares of our common stock held by an individual non-U.S. holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

FATCA Withholding

        Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act ("FATCA"), a 30% withholding tax may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-United States persons receiving payments on your behalf if you or such persons are subject to, and fail to comply with, certain information reporting requirements. Payments of dividends that you receive in respect of shares of our common stock could be affected by this withholding if you are subject to FATCA information reporting requirements and fail to comply with them or if you hold shares of our common stock through a non-United States person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). An intergovernmental agreement between the United States and your country of residence (or the country of residence of the non-United States person receiving payments on your behalf) may modify the requirements described above. You should consult your own tax advisors regarding the relevant United States law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

        If you are a non-U.S. holder, we and other payors are required to report payments of dividends on Internal Revenue Service Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of common stock effected at a United States office of a broker provided that either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid Internal Revenue Service Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person; or (ii) you otherwise establish an exemption.

        Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if: (i) the broker has certain connections to the United States; (ii) the proceeds or confirmation are sent to the United States; or (iii) the sale has certain other specified connections with the United States. In addition, certain foreign brokers may be required to report the amount of gross proceeds from the sale or other disposition of common stock under FATCA if you are presumed to be a United States person.

        Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability or refunded, provided that the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

        We, BNPP, the BNPP selling stockholder and the underwriter named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase the number of shares indicated in the following table.

Underwriter	Number of Shares
J.P. Morgan Securities LLC	24,859,750
Total:	24,859,750

        The underwriter is committed to take and pay for all of the shares being offered, if any are taken.

        Subject to certain conditions, the underwriter has agreed to purchase the shares of common stock offered hereby at a price of $            per share, which will result in approximately $            of total proceeds to the BNPP selling stockholder before expenses. The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on NASDAQ, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. In connection with the sale of the shares of the common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of the common stock to or through dealers, and such dealers (including, in certain instances, affiliates of the underwriter) may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of the common stock for whom they may act as agents or to whom they may sell as principal.

        We, BNPP, the BNPP selling stockholder and our executive officers and directors have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of the underwriter.

        Our common stock is listed on NASDAQ under the symbol "FHB".

        In connection with the offering, the underwriter may purchase and sell common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

        We and BNPP currently estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            , approximately $            of which has been or will be paid or reimbursed to us by BNPP. We have agreed to reimburse the underwriter for certain expenses relating to clearance of this offering with FINRA, not exceeding $25,000.

        We and the BNPP selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

        The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriter and its affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

  European Economic Area

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of any shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in that Relevant Member State:

          (a)   to any legal entity which is a "qualified investor" as defined under the Prospectus Directive;

          (b)   to fewer than 150 natural or legal persons (other than "qualified investors" as defined under the Prospectus Directive), per Relevant Member State, subject to obtaining the prior consent of the underwriter for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Underwriter and the Issuer that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

        In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to persons in circumstances which may give rise to an offer of any shares to the public, other than their offer or resale in a Relevant Member State to "qualified investors" as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

        The Issuer, the underwriter and its affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a "qualified investor" and who has notified the underwriter of such fact in writing may, with the prior consent of the underwriter, be permitted to acquire shares in the offer.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

  United Kingdom

        In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, persons who are "qualified investors" (as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as "Relevant Persons". The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents. The shares are not being offered to the public in the United Kingdom.

  Hong Kong

        The shares may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong); (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder; or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Singapore

        Neither this prospectus supplement nor the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"); (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

  Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  Canada

        The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance of prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, First Hawaiian or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

  Dubai International Financial Centre

        This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the "DFSA"). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement or the accompanying prospectus. The shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial advisor.

  Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act") and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the U.S. Securities and Exchange Commission (the "SEC") the registration statement on Form S-3, relating to our common stock. This prospectus supplement is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. SEC filings are also available to the public at the SEC's website at www.sec.gov.

        We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports and proxy and information statements and other information at our website under the heading "Investor Relations" at www.fhb.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website we may maintain is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part. We intend to furnish to our stockholders our annual reports containing our audited combined financial statements certified by an independent public accounting firm.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that First Hawaiian can disclose important information to you by referring to those documents, and later information that First Hawaiian files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus supplement. First Hawaiian hereby incorporates by reference the following documents:

  (1)
  Our 2017 Annual Report filed with the SEC on February 28, 2018;

  (2)
  The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2018 that are incorporated by reference into Part III of our 2017 Annual Report;

  (3)
  Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on April 27, 2018, for the quarterly period ended June 30, 2018, filed with the SEC on July 27, 2018, and for the quarterly period ended September 30, 2018, filed with the SEC on October 26, 2018;

  (4)
  Current Reports on Form 8-K filed with the SEC on January 9, 2018, January 26, 2018, February 12, 2018, April 27, 2018, May 10, 2018, July 18, 2018, July 26, 2018 (regarding the appointment of Mr. Ravi Mallela as Executive Vice President, Chief Financial Officer and Treasurer), July 30, 2018, August 1, 2018, September 5, 2018, September 10, 2018, October 25, 2018 (regarding the appointment of Mr. C. Scott Wo as a director of First Hawaiian), October 25, 2018 (regarding the amendment to the Form 8-K filed with the SEC on August 1, 2018 with respect to the committee appointments of directors Ms. Faye W. Kurren and Ms. Jenai S. Wall), and January 14, 2019;

  (5)
  The description of our capital stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 4, 2016 and any amendment or report filed with the SEC for the purpose of updating the description thereof (to the extent not superseded by the information contained under "Description of Capital Stock" in the accompanying prospectus); and

  (6)
  All filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement (except for information in those filings that is "furnished" to, rather than "filed" with, the SEC, such as information furnished pursuant to Items 2.02 or 7.01 of Form 8-K) until all the shares of the common stock to which this prospectus supplement relates are sold or the offering otherwise terminated.

VALIDITY OF COMMON STOCK

        The validity of the shares of our common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The validity of the shares of common stock offered hereby will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The consolidated financial statements, incorporated in this prospectus supplement by reference from First Hawaiian, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of First Hawaiian, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ANNEX A
PRELIMINARY UNAUDITED CONSOLIDATED FINANCIAL DATA

        The following unaudited financial information for the quarter and year ended December 31, 2018 is based on preliminary information and remains subject to the completion of the review of our financial statements, as well as our consideration of subsequent events. Our actual results may differ from the preliminary results reported below. We do not intend to update or otherwise revise this preliminary financial information other than through the release of our annual report for the year ended December 31, 2018. These preliminary results should be read in conjunction with the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our 2017 Annual Report, which is incorporated by reference into this prospectus supplement, and our financial statements and related notes thereto that are incorporated by reference into this prospectus supplement.

Financial Highlights

				For the Year Ended
	For the Three Months Ended
				December 31,
	December 31, 2018	September 30, 2018	December 31, 2017
(dollars in thousands, except per share data)				2018	2017
Operating Results:
Net interest income	$143,985	$141,258	$134,886	$566,318	$528,804
Provision for loan and lease losses	5,750	4,460	5,100	22,180	18,500
Noninterest income	33,091	47,405	54,324	178,993	205,605
Noninterest expense	89,354	93,147	89,850	364,953	347,554
Net income	59,995	67,388	11,684	264,394	183,682
Basic earnings per share	0.44	0.50	0.08	1.93	1.32
Diluted earnings per share	0.44	0.50	0.08	1.93	1.32
Dividends declared per share	0.24	0.24	0.22	0.96	0.88
Dividend payout ratio	54.55%	48.00%	275.00%	49.74%	66.67%
Supplemental Income Statement Data (non-GAAP):
Core net interest income	$143,985	$141,258	$134,886	$566,318	$528,804
Core noninterest income	57,176	47,405	50,069	203,078	198,683
Core noninterest expense	88,919	88,511	85,777	358,561	342,097
Core net income	77,914	70,818	59,163	286,711	230,366
Core basic earnings per share	0.58	0.52	0.42	2.09	1.65
Core diluted earnings per share	0.58	0.52	0.42	2.09	1.65
Performance Ratio:
Net interest margin	3.23%	3.11%	2.99%	3.16%	2.99%
Core net interest margin (non-GAAP)	3.23%	3.11%	2.99%	3.16%	2.99%
Efficiency ratio	50.45%	49.36%	47.47%	48.96%	47.32%
Core efficiency ratio (non-GAAP)	44.19%	46.90%	46.36%	46.59%	47.02%
Return on average total assets	1.19%	1.31%	0.23%	1.31%	0.92%
Core return on average total assets (non-GAAP)	1.54%	1.38%	1.16%	1.42%	1.16%
Return on average tangible assets	1.25%	1.38%	0.24%	1.37%	0.97%
Core return on average tangible assets (non-GAAP)(1)	1.62%	1.45%	1.22%	1.49%	1.22%
Return on average total stockholders' equity	9.77%	11.01%	1.80%	10.76%	7.24%
Core return on average total stockholders' equity (non-GAAP)	12.68%	11.57%	9.13%	11.67%	9.08%
Return on average tangible stockholders' equity (non-GAAP)	16.51%	18.66%	2.94%	18.08%	11.91%
Core return on average tangible stockholders' equity (non-GAAP)(2)	21.44%	19.61%	14.90%	19.61%	14.93%
Average Balances:
Average loans and leases	$12,829,635	$12,595,668	$12,169,167	$12,570,182	$11,944,596
Average earning assets	17,701,301	18,041,483	17,904,956	17,911,545	17,680,885
Average assets	20,069,988	20,391,456	20,193,919	20,247,135	19,942,807
Average deposits	16,608,611	17,158,849	17,211,872	17,115,380	17,016,382
Average stockholders' equity	2,437,504	2,427,907	2,570,704	2,457,771	2,538,341
Market Value Per Share:
Closing	22.51	27.16	29.18	22.51	29.18
High	27.49	30.02	30.85	32.36	35.32
Low	21.19	27.02	27.34	21.19	26.30

	As of December 31, 2018	As of September 30, 2018	As of December 31, 2017
Balance Sheet Data:
Loans and leases	$13,076,191	$12,600,464	$12,277,369
Total assets	20,695,678	19,983,838	20,549,461
Total deposits	17,150,068	16,689,273	17,612,122
Short-term borrowings	—	30,000	—
Long-term borrowings	600,026	400,026	34
Total stockholders' equity	2,524,839	2,423,462	2,532,551
Per Share of Common Stock:
Book value	$18.72	$17.97	$18.14
Tangible book value (non-GAAP)(3)	11.34	10.59	11.01
Asset Quality Ratios:
Non-accrual loans and leases / total loans and leases	0.05%	0.09%	0.08%
Allowance for loan and lease losses / total loans and leases	1.08%	1.12%	1.12%
Capital Ratios:
Common Equity Tier 1 Capital Ratio	11.97%	12.09%	12.45%
Tier 1 Capital Ratio	11.97%	12.09%	12.45%
Total Capital Ratio	12.99%	13.14%	13.50%
Tier 1 Leverage Ratio	8.72%	8.42%	8.52%
Total stockholders' equity to total assets	12.20%	12.13%	12.32%
Tangible stockholders' equity to tangible assets (non-GAAP)	7.76%	7.52%	7.86%
Non-Financial Data:
Number of branches	60	60	62
Number of ATMs	295	296	310
Number of Full-Time Equivalent Employees	2,155	2,166	2,220

(1)
Core return on average tangible assets is a non-GAAP financial measure. We compute our core return on average tangible assets as the ratio of core net income to average tangible assets, which is calculated by subtracting (and thereby effectively excluding) amounts related to the effect of goodwill from our average total assets. For a reconciliation to the most directly comparable GAAP financial measure for core net income, see the GAAP to Non-GAAP Reconciliation tables below.

(2)
Core return on average tangible stockholders' equity is a non-GAAP financial measure. We compute our core return on average tangible stockholders' equity as the ratio of core net income to average tangible stockholders' equity, which is calculated by subtracting (and thereby effectively excluding) amounts related to the effect of goodwill from our average total stockholders' equity. For a reconciliation to the most directly comparable GAAP financial measure for core net income, see the GAAP to Non-GAAP Reconciliation tables below.

(3)
Tangible book value is a non-GAAP financial measure. We compute our tangible book value as the ratio of tangible stockholders' equity to shares outstanding. Tangible stockholders' equity is calculated by subtracting (and thereby effectively excluding) amounts related to the effect of goodwill from our total stockholders' equity. For a reconciliation to the most directly comparable GAAP financial measure for core net income, see the GAAP to Non-GAAP Reconciliation tables below.

Consolidated Statements of Income

				For the Year Ended
	Three Months Ended
				December 31,
	December 31, 2018	September 30, 2018	December 31, 2017
(dollars in thousands, except per share amounts)				2018	2017
Interest income
Loans and lease financing	$140,649	$135,394	$120,244	$529,877	$462,675
Available-for-sale securities	25,537	25,196	26,589	107,123	102,272
Other	1,858	3,462	1,725	9,051	5,821

Total interest income	168,044	164,052	148,558	646,051	570,768

Interest expense
Deposits	20,152	20,205	13,665	72,976	41,944
Short-term and long-term borrowings	3,907	2,589	7	6,757	20

Total interest expense	24,059	22,794	13,672	79,733	41,964

Net interest income	143,985	141,258	134,886	566,318	528,804
Provision for loan and lease losses	5,750	4,460	5,100	22,180	18,500

Net interest income after provision for loan and lease losses	138,235	136,798	129,786	544,138	510,304

Noninterest income
Service charges on deposit accounts	8,427	7,933	8,259	32,036	35,807
Credit and debit card fees	16,755	16,535	15,599	65,716	64,049
Other service charges and fees	9,763	9,578	8,346	38,316	34,063
Trust and investment services income	7,895	7,487	7,949	31,324	30,485
Bank-owned life insurance	1,086	3,692	2,659	9,217	13,283
Other-than-temporary impairment (OTTI) losses on available-for-sale debt securities	(24,085)	—	—	(24,085)	—
Other	13,250	2,180	11,512	26,469	27,918

Total noninterest income	33,091	47,405	54,324	178,993	205,605

Noninterest expense
Salaries and employee benefits	41,407	41,959	43,627	167,162	163,086
Contracted services and professional fees	13,005	11,478	11,481	49,775	45,011
Occupancy	7,181	6,757	6,103	27,330	23,485
Equipment	4,610	4,181	4,349	17,714	17,247
Regulatory assessment and fees	2,053	3,966	3,715	14,217	14,907
Advertising and marketing	1,687	1,060	936	4,813	6,191
Card rewards program	6,978	5,805	6,256	24,860	23,363
Other	12,433	17,941	13,383	59,082	54,264

Total noninterest expense	89,354	93,147	89,850	364,953	347,554

Income before provision for income taxes	81,972	91,056	94,260	358,178	368,355
Provision for income taxes	21,977	23,668	82,576	93,784	184,673

Net income	$59,995	$67,388	$11,684	$264,394	$183,682

Basic earnings per share	$0.44	$0.50	$0.08	$1.93	$1.32

Diluted earnings per share	$0.44	$0.50	$0.08	$1.93	$1.32

Dividends declared per share	$0.24	$0.24	$0.22	$0.96	$0.88

Basic weighted-average outstanding shares	134,874,277	135,466,669	139,588,782	136,945,134	139,560,305

Diluted weighted-average outstanding shares	135,100,162	135,675,498	139,698,674	137,111,420	139,656,993

Consolidated Balance Sheets

(dollars in thousands)	December 31, 2018	September 30, 2018	December 31, 2017
Assets
Cash and due from banks	$396,836	$350,967	$367,084
Interest-bearing deposits in other banks	606,801	348,526	667,560
Investment securities	4,498,342	4,595,301	5,234,658
Loans held for sale	432	—	556
Loans and leases	13,076,191	12,600,464	12,277,369
Less: allowance for loan and lease losses	141,718	141,250	137,253

Net loans and leases	12,934,473	12,459,214	12,140,116
Premises and equipment, net	304,996	286,374	289,215
Other real estate owned and repossessed personal property	751	362	329
Accrued interest receivable	48,920	49,407	47,987
Bank-owned life insurance	446,076	444,987	438,010
Goodwill	995,492	995,492	995,492
Mortgage servicing rights	16,155	16,937	13,196
Other assets	446,404	436,271	355,258

Total assets	$20,695,678	$19,983,838	$20,549,461

Liabilities and Stockholders' Equity
Deposits:
Interest-bearing	$11,142,127	$10,881,918	$11,485,269
Noninterest-bearing	6,007,941	5,807,355	6,126,853

Total deposits	17,150,068	16,689,273	17,612,122
Short-term borrowings	—	30,000	—
Long-term borrowings	600,026	400,026	34
Retirement benefits payable	127,909	135,523	134,218
Other liabilities	292,836	305,554	270,536

Total liabilities	18,170,839	17,560,376	18,016,910

Stockholders' equity
Common stock ($0.01 par value; authorized 300,000,000 shares; issued/outstanding: 139,656,674 / 134,874,302 shares as of December 31, 2018, issued/outstanding: 139,655,841 / 134,873,728 shares as of September 30, 2018 and issued/outstanding: 139,599,454 / 139,588,782 shares as of December 31, 2017)	1,397	1,397	1,396
Additional paid-in capital	2,495,853	2,494,436	2,488,643
Retained earnings	291,919	264,463	139,177
Accumulated other comprehensive loss, net	(132,195)	(204,699)	(96,383)
Treasury stock (4,782,372 shares as of December 31, 2018, 4,782,113 as of September 30, 2018 and 10,672 as of December 31, 2017)	(132,135)	(132,135)	(282)

Total stockholders' equity	2,524,839	2,423,462	2,532,551

Total liabilities and stockholders' equity	$20,695,678	$19,983,838	$20,549,461

Use of Non-GAAP Financial Measures

        We present net interest income, noninterest income, noninterest expense, net income, earnings per share (basic and diluted) and the related ratios described below, on an adjusted, or "core," basis, each a non-GAAP financial measure. These core measures exclude from the corresponding GAAP measure the impact of certain items that we do not believe are representative of our financial results. We believe that the presentation of these non-GAAP financial measures helps identify underlying trends in our business from period to period that could otherwise be distorted by the effect of certain expenses, gains and other items included in our operating results. We believe that these core measures provide useful information about our operating results and enhance the overall understanding of our past performance and future performance. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition.

        Core net interest margin, core return on average total assets and core return on average total stockholders' equity are non-GAAP financial measures. We compute our core net interest margin as the ratio of core net interest income to average earning assets. We compute our core efficiency ratio as the ratio of core noninterest expense to the sum of core net interest income and core noninterest income. We compute our core return on average total assets as the ratio of core net income to average total assets. We compute our core return on average total stockholders' equity as the ratio of core net income to average total stockholders' equity.

        Return on average tangible stockholders' equity, core return on average tangible stockholders' equity, return on average tangible assets, core return on average tangible assets and tangible stockholders' equity to tangible assets are non-GAAP financial measures. We compute our return on average tangible stockholders' equity as the ratio of net income to average tangible stockholders' equity, which is calculated by subtracting (and thereby effectively excluding) amounts related to the effect of goodwill from our average total stockholders' equity. We compute our core return on average tangible stockholders' equity as the ratio of core net income to average tangible stockholders' equity, which is calculated by subtracting (and thereby effectively excluding) amounts related to the effect of goodwill from our average total stockholders' equity. We compute our return on average tangible assets as the ratio of net income to average tangible assets, which is calculated by subtracting (and thereby effectively excluding) amounts related to the effect of goodwill from our average total assets. We compute our core return on average tangible assets as the ratio of core net income to average tangible assets. We compute our tangible stockholders' equity to tangible assets as the ratio of tangible stockholders' equity to tangible assets, each of which we calculate by subtracting (and thereby effectively excluding) the value of our goodwill. We believe that these measurements are useful for investors, regulators, management and others to evaluate financial performance and capital adequacy relative to other financial institutions. Although these non- GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results or financial condition as reported under GAAP.

        The following tables reconcile the non-GAAP financial measures discussed above to the corresponding GAAP measure for the periods presented:

GAAP to Non-GAAP Reconciliation

				For the Year Ended
	For the Three Months Ended
				December 31,
	December 31, 2018	September 30, 2018	December 31, 2017
(dollars in thousands, except per share amounts)				2018	2017
Income Statement Data:
Net income	$59,995	$67,388	$11,684	$264,394	$183,682
Average total stockholders' equity	$2,437,504	$2,427,907	$2,570,704	$2,457,771	$2,538,341
Less: average goodwill	995,492	995,492	995,492	995,492	995,492

Average tangible stockholders' equity	$1,442,012	$1,432,415	$1,575,212	$1,462,279	$1,542,849
Average total assets	$20,069,988	$20,391,456	$20,193,919	$20,247,135	$19,942,807
Less: average goodwill	995,492	995,492	995,492	995,492	995,492

Average tangible assets	$19,074,496	$19,395,964	$19,198,427	$19,251,643	$18,947,315
Return on average total stockholders' equity(1)	9.77%	11.01%	1.80%	10.76%	7.24%
Return on average tangible stockholders' equity (non-GAAP)(1)	16.51%	18.66%	2.94%	18.08%	11.91%
Return on average total assets(1)	1.19%	1.31%	0.23%	1.31%	0.92%
Return on average tangible assets (non-GAAP)(1)	1.25%	1.38%	0.24%	1.37%	0.97%
Average stockholders' equity to average assets	12.15%	11.91%	12.73%	12.14%	12.73%
Tangible average stockholders' equity to tangible average assets (non-GAAP)	7.56%	7.39%	8.20%	7.60%	8.14%

	As of December 31, 2018	As of September 30, 2018	As of December 31, 2017
Balance Sheet Data:
Total stockholders' equity	$2,524,839	$2,423,462	$2,532,551
Less: goodwill	995,492	995,492	995,492

Tangible stockholders' equity	$1,529,347	$1,427,970	$1,537,059
Total assets	$20,695,678	$19,983,838	$20,549,461
Less: goodwill	995,492	995,492	995,492

Tangible assets	$19,700,186	$18,988,346	$19,553,969
Shares outstanding	134,874,302	134,873,728	139,588,782
Total stockholders' equity to total assets	12.20%	12.13%	12.32%
Tangible stockholders' equity to tangible assets (non-GAAP)	7.76%	7.52%	7.86%
Book value per share	$18.72	$17.97	$18.14
Tangible book value per share (non-GAAP)	$11.34	$10.59	$11.01

(1)
Annualized for the three months ended December 31, 2018, September 30, 2018 and December 31, 2017.

GAAP to Non-GAAP Reconciliation

				For the Year Ended
	For the Three Months Ended
				December 31,
	December 31, 2018	September 30, 2018	December 31, 2017
(dollars in thousands, except per share amounts)				2018	2017
Net interest income	$143,985	$141,258	$134,886	$566,318	$528,804

Core net interest income (non-GAAP)	$143,985	$141,258	$134,886	$566,318	$528,804
Noninterest income	$33,091	$47,405	$54,324	$178,993	$205,605
OTTI losses on available-for-sale debt securities	24,085	—	—	24,085	—
Gains on sale of real estate	—	—	(4,255)	—	(6,922)

Core noninterest income (non-GAAP)	$57,176	$47,405	$50,069	$203,078	$198,683
Noninterest expense	$89,354	$93,147	$89,850	$364,953	$347,554
Loss on litigation settlement(1)	—	(4,125)	—	(4,125)	—
One-time items(2)	(435)	(511)	(4,073)	(2,267)	(5,457)

Core noninterest expense (non-GAAP)	$88,919	$88,511	$85,777	$358,561	$342,097
Net income	$59,995	$67,388	$11,684	$264,394	$183,682
OTTI losses on available-for-sale debt securities	24,085	—	—	24,085	—
Gains on sale of real estate	—	—	(4,255)	—	(6,922)
Loss on litigation settlement(1)	—	4,125	—	4,125	—
One-time noninterest expense items(2)	435	511	4,073	2,267	5,457
Tax reform bill	—	—	47,598	—	47,598
Tax adjustments(3)	(6,601)	(1,206)	63	(8,160)	551

Total core adjustments	17,919	3,430	47,479	22,317	46,684

Core net income (non-GAAP)	$77,914	$70,818	$59,163	$286,711	$230,366
Basic earnings per share	$0.44	$0.50	$0.08	$1.93	$1.32
Diluted earnings per share	$0.44	$0.50	$0.08	$1.93	$1.32
Core basic earnings per share (non-GAAP)	$0.58	$0.52	$0.42	$2.09	$1.65
Core diluted earnings per share (non-GAAP)	$0.58	$0.52	$0.42	$2.09	$1.65
Efficiency Ratio	50.45%	49.36%	47.47%	48.96%	47.32%
Core Efficiency Ratio (non-GAAP)	44.19%	46.90%	46.36%	46.59%	47.02%

(1)
The Company reached an agreement in principle to resolve a putative class action lawsuit alleging that the Bank improperly charged certain overdraft fees. In connection with the anticipated settlement agreement, the Company recorded an expense of approximately $4.1 million during the three months ended September 30, 2018 and during the year ended December 31, 2018.

(2)
One-time items for the year ended December 31, 2018 included the loss on our funding swap as a result of a decrease in the conversion rate of our Visa Class B restricted shares sold in 2016. One-time items for all periods disclosed included public offering related costs.

(3)
Represents the adjustments to net income, tax effected at the Company's effective tax rate for the respective period, exclusive of one-time Tax Cuts and Jobs Act expense.

Prospectus

Common Stock

        This prospectus relates to the offer and sale from time to time of shares of common stock of First Hawaiian, Inc. that a subsidiary of BNP Paribas, our controlling stockholder as of the date of this prospectus, may offer and sell from time to time in amounts, at prices and on terms that will be determined at the time of the offering.

        This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the BNPP selling stockholder. The specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus, if required. See "Plan of Distribution" for a more complete description of the ways in which the shares of common stock may be sold. This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement.

        Our common stock is listed on the NASDAQ Global Select Market ("NASDAQ") under the symbol "FHB".

        Shares of our common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation ("FDIC") or any other government agency or instrumentality.

        Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 2, and, if applicable, any risk factors described in any accompanying prospectus supplement and in the documents that we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus for a discussion of certain risks you should consider before deciding to invest in our common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus, dated May 8, 2018

        Unless we state otherwise or the context otherwise requires, references in this prospectus to:

  •
  "we", "our", "us", "First Hawaiian", "FHI" and our "company" refer to First Hawaiian, Inc., a Delaware corporation, and its consolidated subsidiaries, which include only First Hawaiian Bank and its subsidiaries, and references to "First Hawaiian, Inc." refer to First Hawaiian, Inc. on a stand-alone basis;

  •
  our "bank" and "First Hawaiian Bank" refer to First Hawaiian Bank, a Hawaii state-chartered bank;

  •
  "BNPP" refers to BNP Paribas, a French public company and, as of the date of this prospectus, our ultimate parent company;

  •
  "BNPP selling stockholder" refers to BancWest Corporation, a Delaware corporation, which directly owns approximately 61.9% of our outstanding shares of common stock as of the date of this prospectus. BNPP indirectly owns 100% of the outstanding common stock of BWC;

  •
  "Exchange Act" refers to the U.S. Securities Exchange Act of 1934, as amended;

  •
  "Federal Reserve" refers to the Board of Governors of the Federal Reserve System;

  •
  "fiscal year" refers to our fiscal year, which is based on a twelve-month period ending December 31 of each year (e.g., fiscal year 2017 refers to the twelve-month period ending December 31, 2017);

  •
  the "SEC" refers to the U.S. Securities and Exchange Commission; and

  •
  our "stock" refers to our voting common stock unless otherwise specified.

        We, BNPP and the BNPP selling stockholder have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on behalf of us or to

i

which we have referred you. We, BNPP and the BNPP selling stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should rely only on the information contained in or incorporated by reference in this prospectus or in any related prospectus supplement filed by us with the SEC or any free writing prospectus prepared by or on behalf of us or to which we have referred you. This prospectus and any accompanying prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates. This prospectus includes references to information contained on, or that can be accessed through, our website at www.fhb.com. Information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC, utilizing a shelf registration or continuous offering process. Under this shelf registration or continuous offering process, the BNPP selling stockholder may offer and sell, in one or more offerings, shares of our common stock. We have filed the registration statement for this shelf registration process pursuant to a registration rights agreement, which we entered into with BNPP and the BNPP selling stockholder in connection with our initial public offering.

        If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Additionally, the prospectus supplement may include a discussion of additional risk factors or other special considerations applicable to the common stock. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference".

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus, which constitutes a part of a registration statement on Form S-3 filed with the SEC, does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some items are omitted in accordance with the rules and regulations of the SEC. Accordingly, we refer you to the complete registration statement, including its exhibits and schedules, for further information. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates.

        We are subject to the reporting requirements of the Exchange Act and, in accordance with those requirements, we are required to file reports and proxy and information statements with the SEC. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, and our reports, proxy and information statements and other information filed electronically with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings with the SEC, including the registration statement, are also available to you for free on the SEC's website at www.sec.gov, or accessible through our website under the heading "Investor Relations" at www.fhb.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that First Hawaiian can disclose important information to you by referring to those documents, and later information that First Hawaiian files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus. First Hawaiian hereby incorporates by reference the following documents:

  (1)
  Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 28, 2018 (our "2017 Annual Report");

  (2)
  The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2018 that are incorporated by reference into Part III of our 2017 Annual Report;

  (3)
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the SEC on April 27, 2018;

  (4)
  Current Reports on Form 8-K filed with the SEC on January 9, 2018, January 26, 2018, February 12, 2018, and April 27, 2018;

  (5)
  The description of our capital stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 4, 2016 and any amendment or report filed with the SEC for the purpose of updating the description thereof (to the extent not superseded by the information contained under "Description of Capital Stock" herein); and

  (6)
  All filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus (except for information in those filings that is "furnished" to, rather than "filed" with, the SEC, such as information furnished pursuant to Items 2.02 or 7.01 of Form 8-K) until all the shares of the common stock to which this prospectus relates are sold or the offering is otherwise terminated.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request these documents from our Investor Relations Department, 999 Bishop St., 29th Floor, Honolulu, Hawaii 96813, telephone (808) 525-6268, or you may obtain them from our corporate website under the heading "Investor Relations" at www.fhb.com. Other than the information and documents referred to in this section, the information and documents contained on our website are not a part of, or incorporated by reference into, this prospectus.

        Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, the accompanying prospectus supplement and the documents that we incorporate by reference into this prospectus or the accompanying prospectus supplement, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as "may", "might", "should", "could", "predict", "potential", "believe", "expect", "continue", "will", "anticipate", "seek", "estimate", "intend", "plan", "projection", "would", "annualized" and "outlook", or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

        A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including those factors identified in "Risk Factors" in "Item 1A. Risk Factors" of our 2017 Annual Report, which is incorporated by reference herein, as such factors may be updated from time to time in our filings with the SEC, and include the following:

  •
  the geographic concentration of our business;

  •
  current and future economic and market conditions in the United States generally or in Hawaii, Guam and Saipan in particular;

  •
  the effect of the current low interest rate environment or changes in interest rates on our business, including our net interest income, net interest margin, the fair value of our investment securities, and our mortgage loan originations, mortgage servicing rights and mortgage loans held for sale;

  •
  our inability to receive dividends from our bank, pay dividends to our common stockholders and satisfy obligations as they become due;

  •
  the effects of geopolitical instability, including war, terrorist attacks, pandemics and man-made and natural disasters;

  •
  our ability to maintain our bank's reputation;

  •
  our ability to attract and retain skilled employees or changes in our management personnel;

  •
  our ability to effectively compete with other financial services companies and the effects of competition in the financial services industry on our business;

  •
  our ability to successfully develop and commercialize new or enhanced products and services;

  •
  changes in the demand for our products and services;

  •
  the effectiveness of our risk management and internal disclosure controls and procedures;

  •
  any failure or interruption of our information and communications systems;

  •
  our ability to identify and address cybersecurity risks;

  •
  the effect of a material breach of, or disruption to, the security of any of our or our vendors' systems;

  •
  the failure to properly use and protect our customer and employee information and data;

  •
  our ability to keep pace with technological changes;

  •
  our ability to attract and retain customer deposits;

  •
  the effects of problems encountered by other financial institutions;

  •
  our access to sources of liquidity and capital to address our liquidity needs;

  •
  fluctuations in the fair value of our assets and liabilities and off-balance sheet exposures;

  •
  the effects of the failure of any component of our business infrastructure provided by a third party;

  •
  the impact of, and changes in, applicable laws, regulations and accounting standards and policies, including the enactment of the Tax Cuts and Jobs Act on December 22, 2017;

  •
  possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations;

  •
  our likelihood of success in, and the impact of, litigation or regulatory actions;

  •
  market perceptions associated with our separation from BNPP and other aspects of our business;

  •
  contingent liabilities and unexpected tax liabilities that may be applicable to us as a result of the transactions related to our initial public offering and separation from BNPP;

v

  •
  the effect of BNPP's beneficial ownership of our outstanding common stock and the control it retains over our business;

  •
  our ability to retain service providers to perform oversight or control functions or services that have otherwise been performed in the past by affiliates of BNPP;

  •
  the costs of operating as a stand-alone public company;

  •
  our ability to meet our obligations as a public company, including our obligations under Section 404 of the Sarbanes-Oxley Act of 2002;

  •
  the fact that we are no longer an "emerging growth company" and the reduced disclosure requirements applicable to emerging growth companies no longer apply to us; and

  •
  damage to our reputation from any of the factors described above.

        The foregoing factors should not be considered an exhaustive list and should be read together with the other cautionary statements included in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein or therein, as the case may be. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

ABOUT FIRST HAWAIIAN, INC.

Company Overview

        We are a bank holding company incorporated in the state of Delaware and headquartered in Honolulu, Hawaii. Our wholly-owned bank subsidiary, First Hawaiian Bank, was founded in 1858 under the name Bishop & Company and was the first successful banking partnership in the Kingdom of Hawaii and the second oldest bank formed west of the Mississippi River. As of the date of this prospectus, First Hawaiian Bank is the largest full service bank headquartered in Hawaii as measured by assets, loans, deposits and net income.

        While our primary market is Hawaii, through First Hawaiian Bank, we operate a network of branches in Hawaii, Guam and Saipan. We provide a diversified range of banking services to consumer and commercial customers, including deposit products, lending services and wealth management and trust services. Through our distribution channels, we offer a variety of deposit products to our customers, including checking and savings accounts and other types of deposit accounts. We offer comprehensive commercial banking services to middle market and large Hawaii-based businesses with over $10 million of revenue, strong balance sheets and high quality collateral. We provide commercial and industrial lending, including auto dealer flooring, commercial real estate and construction lending. We also offer comprehensive consumer lending services focused on residential real estate lending, indirect auto financing and other consumer loans to individuals and small businesses through our branch, online and mobile distribution channels. Our wealth management business provides an array of trust services, private banking and investment management services. We also offer consumer and commercial credit cards and merchant processing.

        We seek to develop comprehensive, long-term banking relationships by offering a diverse array of products and services, cross-selling those products and services and delivering high quality customer service. Our service culture and emphasis on repeat positive customer experiences are integral to our banking strategy and exemplified by our longstanding customer relationships.

Our Initial Public Offering and Separation from BNPP

        Our stock began trading on the NASDAQ Global Select Market under the ticker symbol "FHB" on August 4, 2016. Prior to the initial public offering of our shares of common stock, we were an indirect wholly-owned subsidiary of BNPP, a large international financial institution incorporated in France and listed on the Euronext Paris exchange, with operations in Europe, North America, including the United States, South America and parts of Africa, the Middle East and Asia. As of the date of this prospectus, BNPP beneficially owns approximately 61.9% of our outstanding shares of common stock. BNPP intends to divest itself of its controlling interest in us over time, subject to market conditions and other considerations.

Principal Offices and Additional Information

        Our principal executive office is located at 999 Bishop St., 29th Floor, Honolulu, Hawaii 96813. Our telephone number is (808) 525-7000, and our website address is www.fhb.com. Our common stock is listed on the NASDAQ Global Select Market under the symbol "FHB".

        You should read this prospectus and any prospectus supplement together with the additional information contained under the heading "Where You Can Find More Information".

 THE BNPP SELLING STOCKHOLDER

        As of the date of this prospectus, the BNPP selling stockholder owns 86,459,620 shares, or approximately 61.9%, of our common stock and may sell all of such shares in one or more offerings pursuant to this prospectus. We cannot advise you as to whether the BNPP selling stockholder will, in fact, sell any or all of such shares of common stock. In addition, the BNPP selling stockholder may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). For more information about the BNPP selling stockholder and our relationship with BNPP, see our 2017 Annual Report, which is incorporated by reference into this prospectus.

RISK FACTORS

        Investing in our common stock involves significant risks. Before investing in any shares of our common stock offered hereby, you should consider carefully each of the risk factors set forth in "Risk Factors" in "Item 1A. Risk Factors" of our 2017 Annual Report, as supplemented and amended by any subsequent information we file with the SEC (see "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus) and by any prospectus supplement we may file.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of shares of our common stock by the BNPP selling stockholder pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

        A brief summary of some of the provisions of our amended and restated certificate of incorporation, which we refer to as our certificate of incorporation, amended and restated bylaws, which we refer to as our bylaws, and relevant sections of the Delaware General Corporation Law ("DGCL") is set forth below. The description is qualified in its entirety by reference to our certificate of incorporation and our bylaws that are filed as exhibits or incorporated by reference to the registration statement of which this prospectus is a part. The following description of our capital stock and provisions of our certificate of incorporation and our bylaws is only a summary of such provisions and instruments, does not purport to be complete and may be supplemented in prospectus supplements. We urge you to read our certificate of incorporation and our bylaws in their entirety because they, and not this description, will define your rights as a beneficial holder of our capital stock. As used in this "Description of Capital Stock", the terms "we", "us" and "our" refer to First Hawaiian, Inc. and not to any of its consolidated subsidiaries.

General

        Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, which we refer to in this prospectus as "common stock", 50,000,000 shares of non-voting common stock, par value $0.01 per share, which we refer to in this prospectus as "non-voting common stock", and 10,000,000 shares of preferred stock, par value $0.01 per share, which we refer to in this prospectus as "preferred stock". As of March 31, 2018, we had 139,601,123 shares of our common stock outstanding, and no shares of our non-voting common stock or our preferred stock were issued and outstanding. We initially reserved 6,253,385 shares of our common stock for issuance under our equity incentive and employee stock purchase plans. The authorized but unissued shares of our capital stock will be available for future issuance without stockholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange and subject to BNPP's consent pursuant to the terms of the Stockholder Agreement, by and between BNPP and First Hawaiian, Inc. All of our issued and outstanding shares of capital stock are validly issued, fully paid and non-assessable.

Common Stock and Non-Voting Common Stock

        Subject to the rights and preferences granted to holders of our preferred stock then outstanding, and except with respect to voting rights, conversion rights and certain distributions of our capital stock, holders of our common stock and our non-voting common stock rank equally with respect to distributions and have identical rights, preferences, privileges and restrictions, including the right to attend meetings and receive any information distributed by us with respect to such meetings.

        Dividends.    Holders of our common stock and non-voting common stock are equally entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of legally available funds. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock or non-voting common stock unless the shares of common stock and non-voting common stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock or non-voting common stock, shares of common stock shall only be entitled to receive shares of common stock and shares of non-voting common stock shall only be entitled to receive shares of non-voting common stock. The ability of our board of directors to declare and pay dividends on our common stock and non-voting common stock is subject to the laws of the state of Delaware, applicable federal and state banking laws and regulations, and the terms of any senior securities (including preferred stock) we may then have outstanding. Our principal source of income is dividends that are declared and paid by our bank on its capital stock. Therefore, our ability to pay dividends is dependent upon the receipt of dividends from our bank.

        Voting Rights.    Each holder of our common stock is entitled to one vote for each share of record held on all matters submitted to a vote of stockholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. Holders of our common stock are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast. The holders of non-voting common stock do not have any voting power and are not entitled to vote on any matter, except as otherwise required by law and as described herein. In addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of common stock or non-voting common stock, each voting separately as a class, as the case may be, will be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of our certificate of incorporation that adversely affects the rights, preferences or privileges of the common stock or non-voting common stock, respectively, in a manner that is materially adverse from the effect of such amendment, alteration or repeal on the other class of our capital stock, as applicable.

        Conversion of Non-Voting Common Stock.    Any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of common stock at the option of the holder if such conversion is in connection with a transfer (i) that is part of a widely distributed public offering of our common stock, (ii) to an underwriter for the purpose of conducting a widely distributed public offering, (iii) that is part of a transfer of non-voting common stock not requiring registration under the Securities Act in which no one transferee (or group of associated transferees) acquires the right to purchase in excess of 2% of our common stock then outstanding (including shares already owned and pursuant to a related series of transfers), or (iv) that is part of a transaction approved by the Federal Reserve and the FDIC. We will reserve for issuance a number of shares of common stock into which all outstanding shares of non-voting common stock may be converted.

        Liquidation Rights.    In the event of our liquidation, dissolution or winding up, holders of common stock and non-voting common stock are entitled to share ratably in all of our assets remaining after payment of liabilities, including but not limited to the liquidation preference of any then outstanding preferred stock. Because we are a bank holding company, our rights and the rights of our creditors and stockholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of our subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against our subsidiary.

        Preemptive and Other Rights.    Holders of our common stock and our non-voting common stock are not entitled to any preemptive, subscription or redemption rights, and no sinking fund will be applicable to our common stock or our non-voting common stock.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the stockholders, subject to BNPP's consent pursuant to the terms of the Stockholder Agreement. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series.

        Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the total number of shares of preferred stock authorized under our certificate of incorporation) or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares. Without stockholder approval, but subject to BNPP's consent pursuant to the terms of the Stockholder Agreement, we could issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

Authorized but Unissued Capital Stock

        The DGCL does not generally require stockholder approval for the issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. However, the listing requirements of NASDAQ, which would apply so long as the common stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. In addition, our ability to issue additional shares of capital stock is subject to BNPP's consent pursuant to the terms of the Stockholder Agreement.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities they may believe are in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

Anti-Takeover Effects of Provisions of Applicable Law and Our Certificate of Incorporation and Bylaws

        Business Combination Statute.    As a Delaware corporation, we are subject to Section 203 of the DGCL, unless we expressly elect not to be governed by the statute. Section 203 provides that, subject to certain exceptions specified in the law, we may not engage in any "business combination" with any "interested stockholder" for a three-year period following the time such stockholder became an interested stockholder unless:

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  prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares as specified in Section 203; or

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  at or subsequent to such time, the business combination is approved by our board of directors and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes, among other things, a merger or asset or stock sale of us or any of our majority-owned subsidiaries or any of certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

        Our certificate of incorporation generally excepts BNPP and all of its affiliates, and all transferees of our stock or preferred stock receiving shares from BNPP or any of its affiliates, or any affiliate of any such transferee, from the definition of interested stockholder for purposes of Section 203 of the DGCL until the occurrence of a transaction in which BNPP or its affiliates cease to collectively, as applicable, beneficially own at least 15% of the voting power of our outstanding voting stock.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement described above would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

        Federal Banking Law.    The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The U.S. Bank Holding Company Act of 1956, as amended (the "BHC Act"), requires any "bank holding company" to obtain the approval of the Federal Reserve before acquiring, directly or indirectly, more than 5% of our outstanding common stock. Any "company", as defined in the BHC Act, other than a bank holding company is required to obtain the approval of the Federal Reserve before acquiring "control" of us. "Control" generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A person, other than an individual, that controls us for purposes of the BHC Act is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve's regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding common stock (or any other class of our voting securities).

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors. These procedures provide that notice of such stockholder proposal must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our 2018 Annual Meeting was held on April 25, 2018. The notice must contain certain information required to be provided by our bylaws.

        Limits on Written Consents.    Our certificate of incorporation provides that any action to be taken by the stockholders that the stockholders are required or permitted to take must be effected at a duly called annual or special meeting of stockholders. Our stockholders are not permitted to take action by written consent.

        Annual Meetings; Limits on Special Meetings.    We have annual meetings of stockholders. Subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called only by (i) our board of directors, (ii) the Chairperson of the Board, (iii) our Chief Executive Officer, (iv) our President and (v) prior to the date BNPP is no longer deemed to control us, BNPP.

        Amendments to our Governing Documents.    Generally, the amendment of our certificate of incorporation requires approval by our board of directors and a majority vote of stockholders; however, certain material amendments (including amendments with respect to provisions governing board composition and actions by written consent) require the approval of at least 75%, with such percentage to be reduced to 50% on the date that BNPP or an affiliate thereof first ceases to beneficially own at least 5% of our outstanding common stock, of the votes entitled to be cast by the outstanding capital stock in the elections of our board of directors. Any amendment to our bylaws requires the approval of either a majority of our board of directors or holders of at least 75%, with such percentage to be reduced to 50% on the date that BNPP or an affiliate thereof first ceases to beneficially own at least 5% of our outstanding common stock, of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors. Under our bylaws, the approval of a majority of our board of directors present at a meeting at which a quorum is present is also required to amend our bylaws to modify the number of directors required therein and, until such time as BNPP ceases to directly or indirectly beneficially own at least 25% of our outstanding common stock, the number of directors on our board of directors shall not be increased or decreased without the approval of a majority the BNPP Directors on our board of directors at the time of such action. In addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of common stock or non-voting common stock, each voting separately as a class, as the case may be, will be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of our certificate of incorporation that adversely affects the privileges, preferences or rights of our common stock or non-voting common stock, respectively, in a manner that is materially adverse from the effect of such amendment, alteration or repeal on the other class of our capital stock, as applicable. Any amendment to our certificate of incorporation (whether by merger, consolidation or otherwise) to increase or decrease the authorized shares of any class of common stock must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class or series, as applicable.

Sole and Exclusive Forum

        Our certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our certificate of incorporation. This choice of forum provision may have the effect of discouraging lawsuits against us and our directors, officers, employees and agents. The enforceability of similar choice of forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the provision of our certificate of incorporation to be inapplicable or unenforceable.

Indemnification and Limitation of Liability

        Our bylaws provide generally that we will indemnify and hold harmless, to the full extent permitted by law, our directors, officers, employees and agents, as well as other persons who have served as our directors, officers, employees or agents and other persons who serve or have served at our request at another corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise in connection with any actual or threatened action, suit or proceeding, subject to limited exceptions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations. Our certificate of incorporation limits, to the full extent permitted by law, the personal liability of our directors in actions brought on our behalf or on behalf of our stockholders for monetary damages as a result of a director's breach of fiduciary duty while acting in a capacity as a director.

        Our certificate of incorporation does not eliminate or limit our right or the right of our stockholders to seek injunctive or other equitable relief not involving monetary damages.

Business Opportunities

        Our certificate of incorporation provides that, to the fullest extent permitted by law, none of BNPP or any of its affiliates will have any duty to refrain from engaging in a business opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage.

Listing

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "FHB".

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the shares of our common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts ("IRAs", and each, an "IRA") and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan"), as well as arrangements that are subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to Title I of ERISA or Section 4975 of the Code (such arrangements "Non-ERISA Arrangements", and such provisions "Similar Laws").

        THE FOLLOWING IS MERELY A SUMMARY, HOWEVER, AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE OR AS COMPLETE IN ALL RELEVANT RESPECTS. ALL INVESTORS ARE URGED TO CONSULT THEIR LEGAL ADVISORS BEFORE INVESTING IN US AND TO MAKE THEIR OWN INDEPENDENT DECISION.

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

        In considering an investment in shares of our common stock with a portion of the assets of any Plan or Non-ERISA Arrangement, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan or Non-ERISA Arrangement and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan or Non-ERISA Arrangement including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest", within the meaning of ERISA, or "disqualified persons", within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code, and a prohibited transaction may result in the disqualification of an IRA. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        The acquisition of shares of our common stock by a Plan with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor (the "DOL") has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds,

PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code for the acquisition and the disposition of the common stock, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than "adequate consideration" in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Representation

        Accordingly, by acceptance of the shares of our common stock, each purchaser or subsequent transferee of our common stock will be deemed to have represented and warranted either that (i) no portion of such purchaser's or transferee's assets used to acquire such shares constitutes assets of any Plan or (ii) the purchase of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The following representations are intended to comply with the DOL's Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect. If any purchaser of our common stock is using assets of any Plan to acquire or hold our common stock, such purchaser will be deemed to represent that (i) none of us, the underwriters, and any of our or their respective affiliates (the "Transaction Parties") has acted as the Plan's fiduciary, or has been relied upon for any advice, with respect to the purchaser's decision to acquire, hold, sell, exchange, vote or provide any consent with respect to our common stock and none of the Transaction Parties shall at any time be relied upon as the Plan's fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to our common stock and (ii) the decision to invest in our common stock has been made at the recommendation or direction of an "independent fiduciary" ("Independent Fiduciary") within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c), as amended from time to time (the "Fiduciary Rule"), who (a) is independent of the Transaction Parties; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (c) is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the purchaser's investment in our common stock and is responsible for exercising independent judgment in evaluating the investment in our common stock; (d) is either (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such a Plan; (C) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Securities Exchange Act of 1934, as amended; and/or (E) an Independent Fiduciary (not described in clauses (A), (B), (C) or (D) above) that holds or has under management or control total assets of at least $50 million, and will at all times that such purchaser holds our common stock hold or have under management or control total assets of at least $50 million and in the case of a Plan that is an IRA, is not the IRA owner, a beneficiary of the IRA or a relative of an owner or beneficiary of the IRA; and (e) is aware of and acknowledges that (I) none of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser's investment in our common stock, and (II) the Transaction Parties have a financial interest in the purchaser's investment in our common stock on account of the fees and other remuneration we or they expect to receive in connection with transactions contemplated hereunder and that it has been fairly informed of the existence and nature of such financial interests.

Responsibility for Purchase

        Purchasers of our common stock have exclusive responsibility for ensuring that their acquisition and holding of our common stock does not violate the fiduciary or prohibited transaction rules of ERISA or the Code, or any similar provision of applicable Similar Laws. In addition, the foregoing discussion is general in nature, is not intended to be all-inclusive, and is based on laws in effect on the date of this prospectus. Such discussion should not be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing shares of our common stock on behalf of, or with the assets of, any Plan or Non-ERISA Arrangement consult with counsel regarding the potential applicability of ERISA, Section 4975 of the Code and Similar Laws to such investment and whether an exemption would be applicable to the purchase of shares of our common stock.

 PLAN OF DISTRIBUTION

        The BNPP selling stockholder may from time to time offer and sell some or all of the shares of our common stock covered by this prospectus. Registration of the shares of our common stock covered by this prospectus does not mean that those shares of our common stock necessarily will be offered or sold.

        The shares of our common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change from time to time, at prices determined by an auction process or at negotiated prices. The sales may be made by one or more, or any combination, of the following methods:

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  through one or more underwriters, whether individually or through an underwriting syndicate led by one or more managing underwriters, on a firm commitment or best-efforts basis;

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  in a block trade in which a broker/dealer will attempt to sell a block of shares of our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  through broker/dealers, who may act as agents or principals;

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  on the NASDAQ (including through at the market offerings);

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  in the over-the-counter market;

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  in privately negotiated transactions;

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  through put or call option transactions relating to the shares of our common stock;

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  directly to one or more purchasers; or

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  through agents.

        This prospectus may be used in connection with any offering of our common stock through any of these methods or other methods described in the applicable prospectus supplement.

        In effecting sales, broker/dealers engaged by the BNPP selling stockholder may arrange for other broker/dealers to participate in selling the shares. Broker/dealer transactions may include:

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  purchases of the shares of our common stock by a broker/dealer as principal and resales of the shares of our common stock by the broker/dealer for its account;

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  ordinary brokerage transactions; or

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  transactions in which the broker/dealer solicits purchasers on a best efforts basis.

        At any time a particular offer of the shares of our common stock covered by this prospectus is made, a prospectus supplement, if required, will set forth the aggregate amount of shares of our common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters' or agents' compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of our common stock covered by this prospectus.

        Any underwriters, broker/dealers or agents participating in the distribution of the shares of our common stock covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

        We and/or the BNPP selling stockholder may enter into agreements with the participating broker-dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the participating broker-dealers may be required to make.

        Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of our common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

The BNPP Selling Stockholder

        The BNPP selling stockholder may be deemed to be an underwriter in connection with the shares it resells and any profits on such sales may be deemed to be underwriting discounts and commissions under the Securities Act. The BNPP selling stockholder will receive all the proceeds from the sale of the shares of our common stock being sold by it pursuant to this prospectus. We will not receive any proceeds from any sales by the BNPP selling stockholder.

 VALIDITY OF COMMON STOCK

        Unless otherwise specified in any prospectus supplement, the validity of the common stock offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. If counsel for any underwriters passes on legal matters in connection with an offering of the common stock, such counsel to the underwriters will be named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from First Hawaiian, Inc.'s Annual Report on Form 10-K, and the effectiveness of First Hawaiian, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

24,859,750 Shares

Common Stock

Prospectus Supplement

Sole Book-Running Manager

J.P. Morgan

                    , 2019